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                      DISTRIBUTION AND SERVICING AGREEMENT

AGREEMENT, made as of the 17th day of February 2009, by and among John Hancock Distributors, LLC (formerly ManEquity, Inc. and Manulife Financial Securities
LLC) ("JHD") and John Hancock Life Insurance Company (U.S.A.) (formerly The Manufacturers Life Insurance Company (U.S.A.) (the "Company" or "JHUSA"), on its own behalf and on behalf of the Company's existing and future "Separate Accounts," as defined herein (collectively "the Parties");

WHEREAS, pursuant to a Distribution Agreement dated August 31, 1987 between The Manufacturers Life Insurance Company of America ("ManAmerica") and ManEquity, Inc. ("ManEquity"), ManEquity was appointed principal underwriter and distributor with respect to flexible payment variable annuity policies issued by ManAmerica and funded by ManAmerica Separate Account Two;

WHEREAS, pursuant to a Supplemental Agreement dated October 1, 1992, the August 31, 1987 Distribution Agreement was amended to add variable annuity contracts issued by ManAmerica with certain fixed account options and guarantees;

WHEREAS, pursuant to a Distribution Agreement dated January 1, 2001 between The Manufacturers Life Insurance Company (U.S.A.) ("ManUSA") and ManEquity, Inc., ManEquity was appointed principal underwriter and distributor with respect to flexible premium variable life policies funded by ManUSA Separate Account A;

WHEREAS, effective January 1, 2002, ManEquity merged into Manulife Financial Securities LLC ("MFS") which succeeded ManEquity as principal underwriter and distributor of individual and group life insurance and annuity products issued by ManUSA;

WHEREAS, on January 1, 2005, MFS changed its name to JHD and ManUSA was renamed JHUSA;

WHEREAS, the Policies (as defined below) may be securities or may represent interests in securities under the Securities Act of 1933 ("1933 Act"), the Securities Exchange Act of 1934 ("1934 Act") and under the laws of various states and other relevant jurisdictions;

WHEREAS, JHD is registered as a broker-dealer with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934 ("1934 Act") and is a member of the Financial Industry Regulatory Authority ("FINRA");

WHEREAS, as used in this Agreement, the terms "Separate Account" or "Separate Accounts" mean any existing or future separate account of JHUSA, or its successor or predecessor companies, that is registered under the Investment Company Act of 1940 Act ("1940 Act"), but excluding any separate account as to which JHD is not the principal underwriter or distributor;

WHEREAS, as used in this Agreement, the terms "Policy" or "Policies" mean any annuity contract or life insurance policy issued by the Company and funded by a Separate Account and/or gives rise to Market Value Adjustment Interests (MVA Interests, as defined below), and the term shall include both individual and group Policies, as well as any certificates issued pursuant to the latter, but the term "Policy" shall not include any contract, policy, certificate or MVA Interest as to which JHD is not the principal underwriter or distributor;


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WHEREAS, as used in this Agreement, the terms MVA Interest means an interest issued pursuant to JHUSA annuity contracts or life insurance policies that are deemed to be securities for federal securities law purposes as a result of what are commonly called "market value adjustment" or similar features, including such interests issued pursuant to individual and group contracts or policies or certificates under group contracts or policies;

WHEREAS, the Parties desire to have JHD act as principal underwriter and distributor of the Policies and assume responsibility for all of the securities activities of each "person associated" (as that term is defined in Section 3(a)(
18) of the 1934 Act) with JHD and engaged directly or indirectly in the sale of Policies ("associated persons");

WHEREAS, JHD wishes to utilize the services of employees of JHUSA, who will be deemed to be associated persons of JHD, to perform various support and administrative functions in connection with JHD's responsibilities under this Agreement;

NOW, THEREFORE, in consideration of their mutual promises herein, and of other valuable consideration, the Parties hereby agree that all previous principal underwriting and/or servicing and distribution agreements between the Parties covering the Policies, including those specifically identified above, will terminate as of the Effective Date of this Agreement and further agree as follows:

APPOINTMENT OF JHD; JHD'S RESPONSIBILITY FOR ITS OWN AND ITS ASSOCIATED PERSONS' LEGAL COMPLIANCE IN OFFER FOR SALE AND DISTRIBUTION OF POLICIES

     1.1 JHUSA hereby appoints JHD for the term of the Agreement, and JHD accepts such appointment, to be the exclusive distributor and principal underwriter for the sale of the Policies. JHD shall offer the Policies for sale and distribution in each state and other jurisdiction in which the Policies may be lawfully sold on such terms and at such rates as JHUSA may set and in a manner that is consistent with applicable provisions of the 1933 Act, the 1934 Act, the 1940 Act, FINRA Rules, and the relevant prospectuses and statements of additional information (if any) of the Policies and Separate Accounts.

     1.2 JHD shall assume full responsibility for the securities activities of all of its associated persons, including training its associated persons, registering associated persons as its registered representatives or principals (as required), and supervising them in the performance of their securities related activities. JHD shall assume full responsibility for the continued compliance by itself and its associated persons, including registered representatives and registered principals, with all FINRA requirements and federal and state legal requirements, to the extent applicable, in connection with the distribution of the Policies.

SALES THROUGH SELLING FIRMS

     2.1 The Company and JHD may enter into agreements ("Selling Agreements") with one or more general agents/broker-dealers registered under the 1934 Act ("Selling Firms"), under which registered representatives or principals of such Selling Firms may solicit applications for the sale of Policies. Subject to approval by JHD, JHUSA shall negotiate Selling Agreements which shall comply with applicable laws and regulations and be consistent with existing business and distribution practices.

     2.2 JHD shall ensure that every Selling Firm and individuals authorized to act on behalf of the Selling Firm are both registered as a broker-dealer with the SEC and a member of


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the FINRA and as an insurance agent with authority to sell variable products or associated with an insurance agent so licensed. The Selling Agreements will, among other things, require each Selling Firm to use its best efforts to solicit Policy applications and to comply with applicable laws, regulations and rules. The Selling Agreement will require that the Selling Firm and its representatives not to make recommendations in the absence of reasonable grounds to believe the Policy is suitable for the applicant.

     2.3 JHD agrees that it will terminate a Selling Firm's authority to solicit applications for the Policies upon the Company's request, if the Selling Firm does not provide JHUSA with information and access as JHUSA may reasonably request to evaluate or monitor the nature and effectiveness of the Selling Firm's procedures for ensuring and documenting suitability compliance, either in general or in specific cases.

     2.4 The Selling Agreement shall provide that no agent, sub-agent, representative, or principal of any such Selling Firm shall solicit applications for Policies until duly licensed and appointed as a life insurance agent or sub-agent of JHUSA in the appropriate jurisdiction consistent with applicable state law. JHUSA may refuse to consent to a Selling Agreement, may delegate supervisory responsibilities under applicable state insurance law to the Selling Firm or an affiliate of such Selling Firm, or refuse to appoint an agent or sub-agent. Each Selling Firm will agree to conform duly in all respects to the law of the United States and of each state in which Policies may be offered for sale by IT.

INSURANCE LICENSING

     3.1 Anyone or any party selling the Policies shall be duly licensed life insurance and annuity agents under applicable insurance law in each state or other jurisdictions in which the individual or party intends to distribute, offer for sale or solicit applications for the Policies. JHUSA is responsible for agent/producer life insurance and annuity licensing and appointments in each state and other jurisdictions in which the Policies may be lawfully sold. JHD may rely upon JHUSA's determination as to an agent's eligibility to sell the policies, JHUSA retains the right to appoint and discharge any life insurance and annuity agent, General Agent or party appointed by JHUSA.

SUITABILITY

     4.1 As between the Parties and to the extent applicable, JHD shall be responsible for compliance with applicable customer suitability requirements in connection with the Policies (except to the extent that responsibility for suitability determinations is assumed by or delegated to other third-parties as discussed above). JHD agrees to provide the Company with such information and access to records and personnel as JHUSA may reasonably request to evaluate or monitor the nature and effectiveness of JHD's procedures for ensuring and documenting suitability compliance, either generally or in specific cases, if applicable.

INSURANCE UNDERWRITING

     5.1 JHUSA shall review Policy applications for purposes of insurance underwriting and shall determine whether to accept or reject any application in accordance with established underwriting rules. JHUSA will determine an applicant's risk classification pursuant to its underwriting rules.


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MEANS OF PREMIUM PAYMENTS

     6.1 Initial and subsequent premium payments under Policies shall be made by check payable to JHUSA, or by such other means as JHUSA may from time to time specify. Premium payments received by JHD shall be remitted daily by JHD, or promptly forwarded by any Selling Firm acting through JHD, to JHUSA for allocation to the Separate Accounts, any applicable general account, or any MVA Interests, in accordance with the Policies and applicable current prospectuses and, where relevant, Statements of Additional Information.

REFUND OF CERTAIN PREMIUMS

     7.1 Any premiums paid by the applicant or the market value thereof will be refunded by JHUSA, to the extent required in the applicable jurisdiction, if a Policy is not issued or is surrendered under any short-term or free look cancellation provision.

COMPENSATION TO JHD AND JHUSA

     8.1 JHUSA agrees to pay JHD underwriting and distribution fees for services performed and provided under this Agreement and JHD agrees to pay JHUSA for general support services and facilities it provides pursuant to Section 10.3 of this Agreement. The compensation to JHD may also include reimbursement for services and facilities provided by JHD and all direct and directly allocable expenses reasonably and equitably determined to be attributable to JHUSA.

     8.2 The compensation shall comply with applicable compensation rules, terms and procedures and shall be determined at fair market value by reference to the arm's length principle as described by the Organization for Economic Cooperation and Development, consistent with the interpretation adopted by the Internal Revenue Service ("IRS") pursuant to Section 482 of the Internal Revenue Code (United States), respectively.

     8.3 JHUSA and JHD agree to submit to each other on a monthly basis or such other periodic basis as may be agreed between the parties, not to exceed 90 days, written invoices or accounting entries of the amount charged by each to the other for the services performed or provided pursuant to this Agreement, and each party shall pay to the other the amount of such statement within 30 days of receipt of such statement or at such time or times and in such manner as may be agreed between the parties, not to exceed 90 days from receipt of the statement.

     Any compensation will be adjusted for IRS or competent authority audit adjustments if the Parties believe such adjustments are appropriate, as specified below.

     8.4  Price Adjustment Clause

     (i) The Parties agree that the compensation referred to aforesaid is subject to adjustment (a "primary service fee adjustment") by JHD or JHUSA based on the annual fair market value of the services attributable to JHUSA or JHD, as the case may be.. Both parties agree to notify each other in writing of any primary service fee adjustment. In the event the primary service fee adjustment results in payment of additional fee, JHUSA or JHD, as the case may be, shall pay to the other party the amount of such adjustment within thirty (30) days of receipt of a notice of service fee adjustment. In the event the primary service fee adjustment results in a reduction of the service fees already paid, JHUSA or JHD, as the case


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          may be, shall pay to the other party the amount of such adjustment within thirty (30) days of receipt of a notice of primary service fee adjustment.

     (ii) The Parties agree that the compensation is intended to be neither greater nor less than the fair market value of the relevant services in the context of the circumstances in which such services are provided. If any taxing authority having jurisdiction in accordance with the provisions of applicable law issues, or proposes to issue, assessments or reassessments of additional liability for taxes or any other subject by reason of asserting that the amounts of such compensation is less than or greater than the fair market value of the relevant services in the context of the circumstances in which such services are provided (a "secondary service fee adjustment") and the Parties agree with the adjustment issued or proposed by such taxing authority or if they do not agree, any dispute in that connection has been finally determined in accordance with applicable law including without limitation a proceeding between relevant taxing authorities acting as the Competent Authorities in accordance with the terms of an income tax convention, then the amount of such secondary service fee adjustment shall be paid by JHUSA or JHD, as the case may he, in accordance with the procedure contemplated above but if necessary to satisfy the requirement of applicable law in a period less than thirty
          (30) days.

     (iii) The Parties specifically confirm their intention and agreement that neither the amount of any primary service fee adjustment nor the amount of any secondary service fee adjustment is or should be understood to be or treated as an amount in the nature of a dividend, deemed dividend or other distribution of income.

JHD'S COMPENSATION TO SELLING FIRMS; DIRECT PAYMENT OF SUCH AMOUNTS BY JHUSA

     9.1 JHD intends to reallocate commissions, service fees and expense allowances, if applicable, as defined and disclosed in applicable prospectuses or offering materials, to associated persons and Selling Firms for soliciting Policy applications in amounts determined by JHD, if applicable. All commissions, service fees and expense allowances in connection with Policy sales through Selling Firms shall be paid by or on behalf of JHD in accordance with the terms of the applicable Selling Agreement then in effect. For its convenience, JHD authorizes JHUSA to make such reallocated commission and service fee payments on behalf of JHD, directly to the Selling Firms, whereupon JHUSA shall be relieved of any obligation they might otherwise have to pay JHD such amounts. All such commissions and service fees shall be reflected on JHD's books and records as a receipt of compensation from JHUSA and a disbursement to Selling Firm, notwithstanding the direct payment by JHUSA.

     9.2 JHD hereby authorizes JHUSA to make an electronic payment or credit of commissions, expense allowances and service fees to Selling Firms that (a) have entered into Selling Agreements with JHD and (b) participate in an electronic premium and funds transfer system utilized by JHUSA. Upon such payment or credit, JHUSA shall be relieved of any obligations it otherwise might have to pay JHD such amounts. JHD will be responsible for furnishing JHUSA with any records and information necessary to determine the amounts to be paid or credited pursuant to this Section of the Agreement. Except to the extent the selling agreements direct otherwise, it is understood and agreed that such payments and credits shall be made solely on JHD's behalf and that JHUSA assumes no direct obligation to pay commissions, expense allowances, or service fees to any Selling Firm. Any amounts due to


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JHD in excess of such payments or credits shall be remitted directly to JHD by
JHUSA in accordance with this Agreement.

CERTAIN SERVICES TO BE PROVIDED BY JHUSA; CONTROL, STATUS, COMPENSATION AND ACTIVITIES OF JHUSA THAT PROVIDE SAID SERVICES

     10.1 JHUSA shall be responsible for creating and printing the Policy forms (including but not limited to the policy or contract, application, riders, amendments and endorsements and any supplemental filings) and filing them with state insurance regulatory authorities. JHUSA shall further be responsible for creating, printing and filing the Policy prospectuses and Registration Statements with the SEC and state securities regulatory authority, to the extent required. JHUSA shall be responsible for obtaining and maintaining all necessary approvals of the Policy forms, Registration Statements and prospectuses under federal law and all applicable state insurance and securities laws and regulations in each state or other jurisdiction in which the Policies are to be offered for sale.

     10.2 JHUSA shall be responsible for issuing and administering the Policies and for maintaining the Separate Accounts, any applicable general account, or MVA Interests in accordance with the Policies and applicable current prospectuses and, where relevant, Statements of Additional Information, including the training, of its employees, agents and any other third parties it may retain to perform duties in connection with those responsibilities; provided, however, that JHD shall have full responsibility for the duties of any employee or agent of the Company engaged in the underwriting, offering or distribution of the policies for sale. All processing of financial transactions (including purchases and redemptions in the Separate Accounts) shall be done in accordance with applicable state or federal laws and regulations and FINRA rules.

     10.3 JHUSA agrees to provide support, administrative and other such services to JHD, including personnel, to assist JHD in the performance of its duties as principal underwriter and distributor of the Policies. All personnel assigned to assist JHD in the performance of its duties under this agreement shall be subject to JHD's supervision and are hereby acknowledged and deemed to be associated persons of JHD. As necessary to comply with regulatory requirements, JHD will undertake to register these individual as registered representatives or principals of JHD.

     10.4 JHUSA shall retain liability with respect to any personnel assigned to JHD pursuant to this Agreement, including salaries, benefits, insurance and tax and reporting obligations (except reporting for securities registration purposes, which shall be the responsibility of JHD). Any employees assigned to JHD pursuant to this Agreement shall remain on the JHUSA payroll and JHUSA shall pay compensation for any securities related activity on behalf of JHD and subject to the determination by JHD that such compensation is owed and the amount to be paid. JHD will reimburse JHUSA for any and all securities related compensation paid on behalf of JHD. In no event shall any such employee have a claim for remuneration from JHD. Such employees' status for purposes of federal, state, and local income and employment tax withholding and participation in the benefit plans of JHUSA shall not change by reason of the assignment. JHUSA shall indemnify, defend, and hold harmless JHD from and against all losses, damages, suits, actions, liabilities, and expenses arising from any claims for compensation, employee benefits, or other employment-related claims by any of the assigned employees hereunder.


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     10.5 JHD shall control and determine the securities related compensation paid to all individuals engaged in underwriting, distribution and any other securities related activities on JHD's behalf. JHD acknowledges that personnel provided by JHUSA may not be exclusively engaged in securities related activities and that they may have other, non-securities, responsibilities as employees of JHUSA. JHD shall indemnify, defend, and hold harmless JHUSA and its agents, employees, officers, and directors from and against all losses, damages, suits, actions, liabilities, and expenses arising from its own willful misconduct or negligence in utilizing the assigned employees under this Agreement,

MAINTENANCE OF CERTAIN BOOKS AND RECORDS

     11.1 The books, accounts and records of JHD and JHUSA as to all transactions described in this Agreement shall be maintained so as to disclose clearly and accurately the nature and details of the transactions and to ensure compliance with applicable regulatory and reporting requirements. To the extent that JHD and JHUSA maintain records required to be maintained by the other pursuant to Rules 17a-3 and 17a-4 of the 1934 Act, or applicable provisions of the 1940 Act, FINRA Rules or applicable state insurance or securities statutes or regulations, such records shall be maintained as agent for the other party and remain the property of the party so required to maintain them, shall be surrendered promptly to that parry upon its request, and shall at all times be subject to inspection by the SEC, FINRA and any other appropriate governmental agency.

JHUSA TO PAY CERTAIN EXPENSES

     12.1 JHUSA will pay the expenses of preparing and printing its Policy and underlying fund registration statements, prospectuses, statements of additional information, and sales literature, and for like expenses actually incurred in connection with the offering, sale and delivery of Policies. JHUSA will also pay any filing or other fees, legal services and expenses relating to the Registration Statements. JHUSA will provide JHD with current prospectuses for the Policies in such numbers as JHD may reasonably request from time to time.

JHD TO PAY CERTAIN EXPENSES

     13.1 JHD shall pay all fees and expenses in connection with its qualification as a broker-dealer, the registration of representatives and principals, and all other expenses relating to the underwriting, distribution, and offering for sale of the Policies, as contemplated by this Agreement.

LIMIT ON INFORMATION THAT JHD MAY DISSEMINATE

     14.1 In connection with the offer, sale or delivery of Policies, JHD will not give any information or make any representation other than information and representations contained in or not inconsistent with any applicable current prospectus and, where relevant, statement of additional information.

SALES MATERIALS

     15.1 JHD shall be responsible for the review of sales materials for compliance with applicable securities laws, regulations and rules, and agrees to use its best efforts to obtain any applicable approvals from FINRA or other securities regulatory authorities. The Company shall be responsible for filing all sales materials, as required, with any state insurance regulatory


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authority. Any sales materials prepared by JHD or its designee must be approved by JHUSA prior to use.

CHANGE, WAIVER, DISCHARGE OR TERMINATION OF THIS AGREEMENT

     16.1 No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

CONFIRMATION STATEMENTS

     17.1 JHUSA, as agent for JHD, shall send any confirmation statements legally required to be sent in connection with issuance or receipt of premiums for the Policies and any purchase, redemption or other financial transactions under the Policies. If and to the extent that JHD and JHUSA agree, a Selling Agreement may provide that any confirmation statements legally required to be sent in connection with the issuance or receipt of premiums or other financial transactions under the Policies subject to that Selling Agreement shall be sent by JHUSA on behalf of the Selling Firm.

INDEBTEDNESS

     18.1 JHD shall have no right to incur any indebtedness on behalf of JHUSA pursuant to this Agreement. JHD hereby authorizes JHUSA to set off JHD's liabilities to JHUSA, if any, against any and all amounts otherwise payable to JHD pursuant hereto.

THIS AGREEMENT INTERPRETED IN LIGHT OF SECURITIES LAW REQUIREMENTS

     19.1 This Agreement shall be subject to the applicable provisions of the federal securities laws and the rules, regulations, and rulings thereunder, including such exemptions as the SEC may grant, and the applicable rules, notices and interpretations of FINRA and the terms hereof shall be interpreted and construed in accordance therewith.

AGREEMENT BY JHD TO COMPLY WITH LAW

     20.1 JHD shall, in underwriting, distributing or offering, or selling Policies, or in otherwise performing its obligations hereunder, comply with all laws and regulations, whether federal or state, and whether relating to insurance or securities, including but not limited to the recordkeeping and sales supervision requirements of such laws and regulations and rules of FINRA.

COMPLAINTS; REGULATORY AND JUDICIAL PROCEEDINGS

     21.1 JHUSA and JHD agree that (a) each party shall advise the other promptly of any substantive customer complaint that concerns the Policies, or of any notice of any regulatory investigation or proceeding or judicial process that concerns the Policies and that is received by either of the Parties with respect to JHD or any agent, principal or representative or which may affect the sale of the Policies, and (b) JHD and JHUSA will cooperate in investigating such complaint, and any response to such complaint which any of them has prepared will be sent to the other party for approval not less than five business days prior to its transmittal to the customer or regulatory authority.


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NOTICES

     22.1 All notices under this Agreement shall be given in writing and addressed as follows, or addressed to such other addresses as may be communicated from one party to the other party.

          (a)  if JHD, to:

               John Hancock Distributors LLC
               200 Bloor Street East
               Toronto, Ontario M4W 1E5

          (b)  if to JHUSA, to:

               John Hancock Life Insurance Company (USA)
               601 Congress St.
               Boston, MA 02210

ASSIGNMENT AND TERMINATION

     23.1 This Agreement shall terminate automatically if assigned by either party without the written consent of the other party (except that it may be assigned without prior consent by either party to any affiliate or successor in connection with a merger, consolidation or sale of all or substantially all assets).

     23.2 This Agreement may be terminated at any time by either party upon 60 days' written notice to the other party hereto without the payment of any penalty.

ENTIRE AGREEMENT

     24.1 This Agreement contains the entire understanding of the parties and supersedes and replaces all prior agreements between the Parties regarding the subject matter hereof. This Agreement may not be amended except by an agreement in writing of subsequent date signed by the Parties.

GOVERNING LAW; HEADINGS

     25.1 This Agreement shall be construed and governed in accordance with the laws of Michigan. Headings in this Agreement are for convenience of reference only and shall have no substantive effect.

COUNTERPARTS

     26.1 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall be deemed one instrument.


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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year above written.

Date: 2/17/09                          John Hancock Distributors, LLC


                                       By: /s/ Kathleen M. Pettit
                                           -------------------------------------
                                       Name: Kathleen M. Pettit
                                       Title: Chief Compliance Officer


Date:                                  John Hancock Life Insurance Company
                                       (U.S.A.)


                                       By: /s/ Lynne Patterson
                                           -------------------------------------
                                       Name: Lynne Patterson
                                       Title: Senior Vice President & CFO


                                       /s/ Emanuel Alves
                                       -----------------------------------------
                                       Name: Emanuel Alves
                                       Title: Vice President, Counsel &
                                              Corporate Secretary


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